EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-88542, 333-125193, 333-154917, 333-177947, and 333-182439 on Form S-3 , Registration Statement Nos. 333-129088 on Form S-4, and Registration Nos. 333-51316 (as amended by Post-Effective Amendment No. 1), 333-64076 (as amended by Post-Effective Amendment No. 1), 333-97871, 333-104855, 333-114682, 333-122232, 333-182292, and 333-182293 on Form S-8 of our reports dated Oct. 23, 2013, relating to the consolidated financial statements of Monsanto Company and subsidiaries and the effectiveness of Monsanto Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Monsanto Company for the year ended August 31, 2013.

/s/ DELOITTE & TOUCHE LLP
St. Louis, Missouri
Oct. 23, 2013